Exhibit (n)(6)

RBC FUNDS TRUST
U.S. Government MONEY MARKET FUND
AMENDED AND RESTATED
MULTI-CLASS PLAN PURSUANT TO RULE 18f-3
under the
INVESTMENT COMPANY ACT OF 1940

I.                   Introduction

As required by Rule 18f-3 under the Investment Company Act of 1940, as amended (“Act”), this Plan (the “Plan”) describes the multi-class system for the U.S. Government Money Market Fund (the “Fund”) of RBC Funds Trust (the “Trust”), including the separate class arrangements for shareholder services and/or distribution of shares, the method for allocating expenses to classes and any related conversion features or exchange privileges applicable to the classes. The following conditions required by Rule 18f-3 are satisfied as of the effective date of the Plan: (1) a majority of the Trust’s Trustees are persons who are not “interested persons” of the Trust as defined in the Act (the “Independent Trustees”); (2) the Trust’s Nominating Committee, consisting solely of Independent Trustees, is charged with nominating additional Independent Trustees; and (3) the Independent Trustees are represented by independent legal counsel.

II.                The Multi-Class System

The effective date of this Plan is March 30, 2017 (the “Effective Date”).

The Fund and each subsequent series specifically added to this Plan as indicated on Schedule A hereto, (all such series referred to herein as the “Funds”) shall offer Institutional Class 1, Institutional Class 2, Select Class, Reserve Class and Investor Class shares, subject to such offering restrictions or limitations as may be approved from time to time for one or more classes by the Board of Trustees. As of the Effective Date, only Institutional Class 1, Institutional Class 2 and Investor Class shares are available for purchase. Select Class and Reserve Class shares are reserved for future use. Each class of shares shall be offered at net asset value with no initial sales charge and shall not be subject to a contingent deferred sales charge or a redemption fee. Shares of each class of a Fund shall represent an equal pro rata interest in that Fund and generally shall have identical voting, dividend, liquidation, and other rights, preferences, powers, restrictions, limitations, qualifications and terms and conditions, except that: (a) each class shall have a different designation; (b) each class shall bear any Class Expenses, as defined in Section C, below; (c) each class shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its distribution arrangement; and (d) each class shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class. In addition, each class shall have the features described below.

A.                Share Class Eligibility

1.                  RBC Retail Clients. Retail clients (“RBC Retail Clients”) of RBC Wealth Management (“RBC”) are eligible to purchase Investor Class shares.

2.                  Clients of Introducing Brokers that Clear Transactions through RBC Correspondent Services. Clients of introducing brokers that clear transactions through RBC Correspondent Services are eligible to purchase Investor Class shares.

3.                  Clients of RBC Advisor Services. Clients of RBC Advisor Services are eligible to purchase Investor Class shares.

4.                  Shareholders Not Participating in a Cash Sweep Program. Eligibility for Institutional Class 1 is limited to shareholders who have in the past transacted directly with the Fund (and only with respect to shares that were outstanding on November 21, 2008) and also those who have a minimum of $10 million dollars to invest in the Fund. Eligibility for Institutional Class 2 will be limited to clients who have a minimum of $1 million dollars to invest in the Fund. Eligible investors may purchase shares of Institutional Class 1 or Institutional Class 2 of the Fund by providing specific orders for purchase either directly with the Fund or through their financial consultant.

B.                 Rule 12b-1 Plan and Fees

The Trust has adopted a Shareholder Account and Distribution Services Plan (the “12b-1 Plan”) and related agreement pursuant to Rule 12b-1 under the Act with respect to Institutional Class 2, Select Class, Reserve Class and Investor Class and has adopted a Shareholder Services Plan and related agreement with respect to Institutional Class 1, containing the following terms:

1.                  Institutional Class 1 Shares. Institutional Class 1 shares shall compensate Quasar Distributors, LLC (“Quasar”), the Fund’s principal underwriter, for its efforts and expenses incurred in connection with servicing shareholder accounts, as provided in the Fund’s Shareholder Servicing Plan, subject to an annual limit of 0.05% of the average daily net assets of a Fund attributable to its Institutional Class 1 shares, all of which may be designated as a “service fee,” as defined in rules and policy statements of the Financial Services Regulatory Authority (formerly known as the National Association of Securities Dealers (“FINRA”)).

2.                  Institutional Class 2 Shares. Institutional Class 2 shares shall compensate Quasar for its efforts and expenses incurred in connection with servicing shareholder accounts, as provided in the 12b-1 Plan, subject to an annual limit of .15% of the average daily net assets of a Fund attributable to its Institutional Class 2 shares, all of which may be designated as a “service fee,” as defined in rules and policy statements of FINRA.

3.                  Select Class Shares. Select Class shares shall compensate TDI for its efforts and expenses incurred in connection with distribution and marketing of shares of the Fund and servicing shareholder accounts, as provided in the 12b-1 Plan, subject to an annual limit of 0.80% of the average daily net assets of a Fund attributable to its Select Class shares, provided that up to 0.25% of such average daily net assets may be designated out of such compensation as a “service fee,” as defined in rules and policy statements of FINRA.

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4.                  Reserve Class Shares. Reserve Class shares shall compensate TDI for its efforts and expenses incurred in connection with distribution and marketing of shares of the Fund and servicing shareholder accounts, as provided in the 12b-1 Plan, subject to an annual limit of 0.90% of the average daily net assets of a Fund attributable to its respective Reserve Class shares, provided that up to 0.25% of such average daily net assets may be designated out of such compensation as a “service fee,” as defined in rules and policy statements of FINRA.

5.                  Investor Class Shares. Investor Class shares shall reimburse TDI for its efforts and expenses incurred in connection with distribution and marketing of shares of the Fund and servicing shareholder accounts, as provided in the Fund’s 12b-1 Plan, subject to an annual limit of 1.00% of the average daily net assets of a Fund attributable to its respective Investor Class shares, provided that up to 0.25% of such average daily net assets may be designated out of such compensation as a “service fee,” as defined in rules and policy statements of FINRA.

C.                 Allocation of Income and Expenses

1.                  General.

The Fund declares distributions of net investment income daily and maintain the same net asset value per share in each class and as such are “daily dividend funds.” The Fund will allocate gross income, realized and unrealized capital gains and losses and expenses (other than Class Expenses, as defined below) to each class on the basis of relative net assets (settled shares). “Relative net assets” (settled shares), for this purpose, are net assets valued in accordance with generally accepted accounting principles but excluding the value of subscriptions receivable, in relation to the net assets of the particular Fund. Expenses to be so allocated also include expenses of the Trust that are allocated to a Fund and are not attributable to a particular Fund or class of a Fund (“Trust Expenses”) and expenses of the particular Fund that are not attributable to a particular class of the Fund (“Fund Expenses”). Trust Expenses include, but are not limited to, Trustees’ fees, insurance costs and certain legal fees. Fund Expenses include, but are not limited to, certain registration fees, advisory fees, custodial fees, and other expenses relating to the management of the Fund’s assets.

2.                  Class Expenses.

Expenses attributable to a particular class (“Class Expenses”) shall be limited to: (a) payments pursuant to the 12b-1 Plan (or, in the case of Institutional Class 1, the Fund’s Shareholder Services Plan) by that class; (b) transfer agent fees attributable to that class; (c) printing and postage expenses related to preparing and distributing material such as shareholder reports, prospectuses and proxy materials to current shareholders of that class; (d) registration fees for shares of that class; (e) the expense of administrative personnel and services as required to support the shareholders of that class; (f) litigation or other legal expenses relating solely to that class; and (g) Trustees’ fees incurred as a result of issues relating to that class. Expenses described in (a) of this paragraph must be allocated to the class for which they are incurred. All other expenses described in this paragraph may be allocated as Class Expenses, but only if the Trust’s President and Treasurer have determined, subject to Board approval or ratification, which of such categories of expenses will be treated as Class Expenses, consistent with applicable legal principles under the Act and the Internal Revenue Code of 1986, as amended (“Code”).

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In the event a particular expense is no longer reasonably allocable by class or to a particular class, it shall be treated as a Trust Expense or Fund Expense, and in the event a Trust Expense or Fund Expense becomes allocable at a different level, including as a Class Expense, it shall be so allocated, subject to compliance with Rule 18f-3 and to approval or ratification by the Board of Trustees.

The initial determination of expenses that will be allocated as Class Expenses and any subsequent changes thereto shall be reviewed by the Board of Trustees and approved by the Board and by a majority of the Independent Trustees.

3.                  Waivers or Reimbursements of Expenses.

Expenses may be waived or reimbursed by the Adviser, Quasar, or any other provider of services to a Fund or the Trust without the prior approval of the Board of Trustees.

D.                No Exchange Privilege

Shares of a Fund are not exchangeable for shares of any other Fund, without regard to class, or shares of any other series of the Trust.

E.                 Board Review

1.                  Approval of Plan.

The Board of Trustees, including a majority of the Independent Trustees, at a meeting held on March 29, 2017, approved the Plan based on a determination that the Plan, including the expense allocation, is in the best interests of each class and Fund individually and of the Trust. Their determination was based on their review of information furnished to them which they deemed reasonably necessary and sufficient to evaluate the Plan.

2.                  Approval of Amendments.

This Plan may not be amended materially unless the Board of Trustees, including a majority of the Independent Trustees, have found that the proposed amendment, including any proposed related expense allocation, is in the best interests of each class and Fund individually and of the Trust. This finding shall be based on information requested by the Board and furnished to them which the Board deems reasonably necessary to evaluate the proposed amendment.

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3.                  Periodic Review.

The Board shall review reports of expense allocations and such other information as they request at such times, or pursuant to such schedule, as they may determine consistent with applicable legal requirements.

F.                  Contracts

Any agreement related to the Multi-Class System shall require the parties thereto to furnish to the Board of Trustees, upon their request, such information as is reasonably necessary to permit the Trustees to evaluate the Plan or any proposed amendment.

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SCHEDULE A

U.S. Government Money Market Fund